Exhibit 99.1

ProPhase Labs to Host Live Webcast to Discuss Business Developments on Thursday, July 21, 2022

Garden City, NY, July 19, 2022 (GLOBE NEWSWIRE) — ProPhase Labs, Inc. (NASDAQ: PRPH), a diversified diagnostics and genomics company, today announced that it will host a live webcast on Thursday, July 21, 2022, at 11:30 a.m. EST / 8:30 a.m. PST. ProPhase Labs’ CEO and Chairman of the Board of Directors, Ted Karkus, will host the webcast and review the latest developments at ProPhase Labs and its subsidiaries.

To access the call, please use the following information:

Date: Thursday, July 21, 2022

Time: 11:30 a.m. Eastern time, 8:30 a.m. Pacific time

Participants can register for the webcast by navigating to: https://www.renmarkfinancial.com/events/prophase-labs-reviews-latest-developments-2022-07-21-113000

Pre-registration required fields of information include: name and email.

About ProPhase Labs

ProPhase Labs, Inc. (Nasdaq: PRPH) (“ProPhase”) is a diversified diagnostics and genomics company that seeks to leverage its CLIA lab services to provide whole genome sequencing and research direct to consumers and build a genomics data base to be used for further research. The Company continues to provide traditional CLIA molecular laboratory services, including COVID-19 testing.

ProPhase Diagnostics, Inc., a wholly-owned subsidiary of ProPhase, offers a broad array of clinical diagnostic and testing services at its CLIA certified laboratories including state-of-the-art polymerase chain reaction (PCR) testing for SARS-CoV-2 (COVID-19). Critical to COVID-19 testing, ProPhase Diagnostics provides fast turnaround times for results. ProPhase Diagnostics also offers best-in-class rapid antigen and antibody/immunity tests to broaden its COVID-19 testing beyond RT-PCR testing. Announced plans for expansion of lab to include traditional clinical testing and genomics testing.

ProPhase Precision Medicine, Inc., a wholly-owned subsidiary of ProPhase, focuses on genomics testing technologies, a comprehensive method for analyzing entire genomes, including the genes and chromosomes in DNA. The data obtained from genomic testing can help to identify inherited disorders and tendencies, help predict disease risk, help identify expected drug response, and characterize genetic mutations, including those that drive cancer progression. Currently selling Nebula Genomics whole genome sequencing products direct-to-consumer online, with plans to sell in food, drug and mass (FDM) stores and to provide testing for universities conducting genomic research.

ProPhase BioPharma, Inc. (PBIO), a wholly-owned subsidiary of ProPhase, was formed for the licensing, development and commercialization of novel drugs and compounds beginning with Equivir and Equivir G.

ProPhase Labs has decades of experience researching, developing, manufacturing, distributing, marketing, and selling OTC consumer healthcare products and dietary supplements under the TK Supplements® brand and Phamaloz contract manufacturing subsidiary.

ProPhase Labs actively pursues strategic investments and acquisition opportunities for other companies, technologies, and products.

For more information, visit www.ProPhaseLabs.com.

ProPhase Media Relations and Institutional Investor Contact:

ProPhase Labs, Inc.

267-880-1111

investorrelations@prophaselabs.com

ProPhase Retail Investor Relations Contact:

Renmark Financial Communications

John Boidman

514-939-3989

Jboidman@renmarkfinancial.com